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                          INVESTMENT ADVISORY AGREEMENT



                                                       March 10, 1998



Boyar Asset Management, Inc.
35 East 21st Street
New York, New York 10010

Dear Sirs:

         Boyar Value Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Fund"), and Ladenburg Thalmann Fund Management Inc., the Fund's manager (the "Manager"), herewith confirm their agreement with Boyar Asset Management, Inc. (the "Adviser") as follows:

         1. Investment Description; Appointment
            -----------------------------------

            The Fund desires to employ the capital of the Fund by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as may be amended from time to time, and in its Prospectus and Statement of Additional Information, as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectus and Statement of Additional Information, as each may be amended from time to time, have been submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services described in
Section 2 of this Agreement for the compensation set forth in Section 6 this Agreement.

         2. Services as Investment Adviser
            ------------------------------

            (a) Under an agreement dated as of March 10, 1998 between the Fund and the Manager relating to the Fund (the "Management Agreement"), the Manager serves as the Fund's manager and has the responsibility of selecting and monitoring an investment adviser to the Fund. Acting pursuant to the authority provided in the Management Agreement, the Manager selects the Adviser to serve as the Fund's investment adviser for the compensation set out in Section 6 of this Agreement.

            (b) Subject to the supervision and direction of the Board of Directors of the Fund, and subject to review by the Manager, the Adviser will
(a) act in strict conformity with the Fund's Articles of Incorporation, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may


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from time to time be amended, (b) manage the Fund in accordance with the Fund's investment objective and policies as stated in the Fund's Prospectus and Statement of Additional Information relating to the Fund as from time to time in effect, (c) make investment decisions for the Fund and (d) place purchase and sale orders for securities on behalf of the Fund. In providing those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

            (c) The Adviser will, at its own expense, maintain sufficient staff, and employ or retain sufficient personnel and consult with any other persons that it determines may be necessary or useful to the performance of its obligations under this Agreement.

         3. Brokerage
            ---------

            In executing transactions for the Fund and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any portfolio transaction, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and for transactions executed through the broker or dealer in the aggregate. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as the same may from time to time be amended) provided to the Fund and/or other accounts over which the Adviser or an affiliate exercises investment discretion.

            The Adviser may select affiliates of the Manager or the Adviser to serve as the Fund's broker in effecting portfolio transactions on national securities exchanges, if in the Adviser's judgment the use of such affiliated brokers is likely to result in price and execution at least as favorable as those of other qualified brokers, and if, in the transaction, such affiliated brokers charge the Fund a commission rate consistent with those charged by the affiliated brokers to comparable unaffiliated customers in similar transactions. All transactions with affiliated brokers shall comply with the regulations of the Securities and Exchange Commission (the "SEC").


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         4. Information Provided to the Fund
            --------------------------------

            The Adviser will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

         5. Standard of Care
            ----------------

            The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2, 3 and 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to shareholders of the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

         6. Compensation
            ------------

            In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser a monthly fee calculated at an annual rate of .50% of the Fund's average daily net assets. The fee for the period from the date the Fund's initial registration statement is declared effective by the SEC to the end of the month during which the initial registration statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus and/or Statement of Additional Information as from time to time in effect.

         7. Expenses
            --------

            The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear its proportionate share of certain other expenses to be incurred in its operation, including: investment management and administration fees; taxes, interest, brokerage fees and commissions, if any; fees of Directors of the Fund who are not officers, directors, or employees of the Adviser, the Manager or any of their affiliates; fees of any pricing service employed to value shares of the Fund; SEC fees and state blue sky qualification fees; charges of custodians and transfer and



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dividend disbursing agents; the Fund's proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers or Board of Directors of the Fund; and any extraordinary expenses.

            The Fund will be responsible for nonrecurring expenses which may arise, including costs of litigation to which the Fund is a party and of indemnifying officers and Directors of the Fund with respect to such litigation and other expenses as determined by the Directors.

         8. Services to Other Companies or Accounts
            ---------------------------------------

            The Fund and the Manager understand that the Adviser now acts, will continue to act and may act in the future as investment adviser to various fiduciary or other managed accounts or to one or more other investment companies or series of investment companies, and the Fund and the Manager have no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies or portfolios advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund and the Manager recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund and the Manager understand that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         9. Term of Agreement
            -----------------

            This Agreement shall continue for an initial two-year term and thereafter shall continue automatically, provided such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund or (b) a vote of a "majority" (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice by the Board of Directors of the Fund, by a vote of the



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holders of a majority of the Fund's shares, or by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said Act).

         10. Governing Law
             -------------

             This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of laws principles.

         11. Miscellaneous
             -------------

             The Adviser hereby grants to the Fund a license to use the name "Boyar" as part of its name. The Fund recognizes that directors, officers and employees of the Adviser may from time to time serve as directors, trustees, officers and employees of corporations and business trusts (including other investment companies) and that such other corporations and trusts may include the name "Boyar" as part of their names, and that the Adviser or its affiliates may enter into advisory or other agreements with such other corporations and trusts. If the Adviser ceases to act as the investment adviser of the Fund's shares, the Fund agrees that the Fund's license to use the word "Boyar" will terminate and that the Fund will take all necessary action to change the name of the Fund to a name not including the word "Boyar".




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            Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                          Very truly yours,

                                          BOYAR VALUE FUND, INC.



                                          By: /s/ Mark A. Boyar
                                             Name:Mark A. Boyar
                                             Title: Chairman and CEO




                                          LADENBURG THALMANN FUND
                                           MANAGEMENT INC.



                                          By:/s/ Jay Petschek
                                             Name: Jay Petschek
                                             Title:President


Accepted:

BOYAR ASSET MANAGEMENT, INC.



By:/s/ Mark A. Boyar
   Name:Mark A. Boyar
   Title: President




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